Exhibit 99.1

Patterson Companies Reports Fiscal 2014 Second Quarter Operating Results

•	Sales reach nearly $1 billion in the quarter, including contribution of $117.7 million from the acquisition of National Veterinary Services Limited (NVS);

•	Diluted earnings totaled $0.48 per share, excluding previously announced medical restructuring costs;

•	Company reaffirms prior guidance of $2.13 to $2.24 per diluted share for fiscal 2014, excluding $0.12 per share in restructuring costs

St. Paul, Minn.—Nov. 21, 2013—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $998.8 million in its fiscal second quarter ended October 26, 2013, an increase of 15.2 percent from $867.2 million in the year-earlier period. Net income was $48.7 million, or $0.48 per diluted share (excluding costs related to the Medical unit restructuring), up from net income of $45.5 million, or $0.44 per diluted share, in the year-ago period.

Fiscal 2014 second quarter results included $117.7 million of consolidated sales and an EPS contribution of $0.01 per diluted share from the acquisition of NVS, which closed on August 16, 2013.

As previously disclosed, the Company is implementing a global information technology initiative in order to enable Patterson to accommodate future growth, assist in securing future productivity gains and enhance the customer experience. Investments in this initiative reduced the fiscal 2014 second quarter EPS by $0.02 per share. The project has reached another major milestone with the selection of the technology providers.

Patterson Dental

Sales for Patterson Dental, Patterson’s largest business, increased 3.0 percent on a constant currency basis from the year-earlier period to $563.1 million in the second quarter of fiscal 2014. By category, also on a constant currency basis versus the year-ago quarter, sales of:

•	Consumable dental supplies totaled $321.0 million, up 2.3 percent from the prior year;

•	Dental equipment and software rose 4.8 percent from the year-earlier level, led by strong performance in technology sales; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, were up 2.1 percent from last year’s second quarter.

Commented Anderson, “Patterson Dental is well known for providing customers with industry-leading technology wrapped by a suite of value-added services. This approach helped generate improved second quarter results in our dental business. We expect year-over-year sales growth for our dental business in the second half of the year, which is when the majority of our equipment sales tend to occur.”

Patterson Veterinary

Second quarter fiscal 2014 sales for the Patterson Veterinary unit increased 67.1 percent from the prior year period to $308.1 million. When adjusted to exclude the consolidated sales contribution from the NVS acquisition, U.S. sales were up 3.3 percent from the prior year, to $190.4 million. Excluding the impact of NVS and versus the year-ago second quarter:

•	Consumable veterinary sales totaled $177.7 million, up 1.8 percent; and

•	Veterinary equipment sales rose 31.2 percent to $9.4 million.

Anderson continued, “We are pleased with the NVS acquisition and its contribution to our performance. Patterson Veterinary now constitutes nearly one-third of our total sales. Our veterinary unit is committed to building our equipment and technical service strategy to satisfy unmet market needs. We have been expanding our sales force and infrastructure, and we are starting to see the benefits of those investments.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment unit, declined to $127.7 million, primarily as a result of reduced sales from the non-core product lines that were divested in the quarter. Fiscal 2014 second quarter sales performance was also impacted by continuing challenges in our international business. The results for the quarter include approximately $0.07 per share of costs for the previously announced restructuring, which is anticipated to reduce fiscal year results by $0.12 per share and will be completed by the end of the fiscal year. The costs will be predominantly non-cash. Taking these actions is estimated to generate annual operational savings of approximately $2 million, or $0.01 per share, beginning in fiscal 2015. Consolidated sales of Patterson Medical currently represent approximately 13 percent of total company sales.

Anderson said, “Patterson Medical sales were essentially in-line with our expectations for the period, following our announcement last quarter to divest certain non-core business assets. Overall performance has been affected by the continued uncertainty surrounding this nation’s health care system and in international markets from the ongoing austerity measures that have dampened demand for the past few years. Although this situation is likely to persist in the short-term, we are encouraged by our new leadership team’s renewed focus and vision, and we expect our strong portfolio of value-added products to capture future growth opportunities in the rehabilitation market.”

Share Repurchases and Dividends

Year to date, Patterson repurchased approximately 0.5 million shares of its outstanding common stock, leaving approximately 23.9 million shares for repurchase under the current authorization. The company also paid $48.4 million in cash dividends to shareholders. No shares were purchased in the second quarter.

Year to Date Results

Consolidated sales for the first six months of fiscal 2014 totaled $1.9 billion, an increase of nearly 7 percent from $1.8 billion in the year-earlier period. Net income was $94.6 million, or $0.93 per diluted share, compared to net income of $93.1 million, or $0.89 per diluted share, in the year-ago period. The fiscal 2014 first half results include: a $0.01 per diluted share contribution from the NVS acquisition; a $0.03 per share expense impact from the planned technology investments; and excludes $0.07 per share of costs for the Patterson Medical restructuring.

Business Outlook

Commented Anderson, “Based on our expectations for the second half of fiscal 2014 and the stable conditions of the underlying markets that we serve, we are maintaining our earnings guidance for the year. We are focused on capitalizing on the growth opportunities that lie ahead. We believe that the investments we have made to augment our business model will stimulate sales and earnings growth, and create long-term shareholder value.”

Patterson is maintaining its fiscal 2014 earnings guidance range of $2.13 to $2.24 per diluted share. Fiscal 2014 earnings guidance includes a $0.03 to $0.04 per diluted share contribution from the NVS acquisition. This guidance range excludes the non-recurring restructuring costs for Patterson Medical of approximately $0.12 per diluted share.

The following non-GAAP information is provided to adjust reported net income for the impact of the costs associated with restructuring the Patterson Medical segment. Management believes that the adjusted income amounts provide a better representation of the current quarter performance of the Company.

(Dollars in thousands, except EPS)
	Three Months Ended		Six Months Ended
	October 26, 2013	October 27, 2012	October 26, 2013	October 27, 2012
Net Income—reported	$42,029	$45,542	$87,920	$93,080
Restructuring costs	6,650	—	6,650	—

Income—adjusted	$48,679	$45,542	$94,570	$93,080

Diluted Earnings Per Share—reported	$0.41	$0.44	$0.86	$0.89
Restructuring costs	0.07	—	0.07	—

Earnings Per Share—adjusted	$0.48	$0.44	$0.93	$0.89

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4648988.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 26,	October 27,	October 26,	October 27,
	2013	2012	2013	2012
Net sales	$998,834	$867,193	$1,878,959	$1,756,418
Gross profit	289,431	280,599	570,949	566,299
Operating expenses	214,208	202,730	414,445	405,838

Operating income	75,223	77,869	156,504	160,461
Other expense, net	(7,532)	(8,452)	(16,656)	(17,343)

Income before taxes	67,691	69,417	139,848	143,118
Income taxes	25,663	23,875	51,928	50,038

Net income	$42,028	$45,542	$87,920	$93,080

Earnings per share:
Basic	$0.42	$0.44	$0.87	$0.89
Diluted	$0.41	$0.44	$0.86	$0.89
Shares:
Basic	101,069	103,706	101,048	104,371
Diluted	101,968	104,415	101,944	105,099
Dividends declared per common share	$0.16	$0.14	$0.32	$0.28
Gross margin—adjusted	32.2%	32.4%	32.1%	32.2%
NVS	-3.1	—	-1.6	—
Medical restructuring	-0.1	—	-0.1	—

Gross margin—reported	29.0%	32.4%	30.4%	32.2%
Operating expenses as a % of net sales—adjusted	23.2%	23.4%	23.0%	23.1%
NVS	-2.4	—	-1.2	—
Medical restructuring	0.6	—	0.3	—

Operating expenses as a % of net sales—reported	21.4%	23.4%	22.1%	23.1%
Operating income as a % of net sales—adjusted	9.0%	9.0%	9.1%	9.1%
NVS	-0.7	—	-0.4	—
Medical restructuring	-0.7	—	-0.4	—

Operating income as a % of net sales—reported	7.6%	9.0%	8.3%	9.1%
Effective tax rate—adjusted	35.6%	34.4%	36.0%	35.0%
NVS	-1.0	—	-0.5	—
Medical restructuring	3.3	—	1.6	—

Effective tax rate - reported	37.9%	34.4%	37.1%	35.0%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 26,	April 27,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$516,058	$505,228
Receivables, net	550,769	448,158
Inventory	442,125	360,563
Prepaid expenses and other current assets	57,975	47,387

Total current assets	1,566,927	1,361,336
Property and equipment, net	198,917	192,020
Goodwill and other intangible assets	1,078,708	1,020,396
Investments and other	104,747	108,026

Total Assets	$2,949,299	$2,681,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$353,399	$249,795
Other accrued liabilities	178,234	198,724
Borrowings on revolving credit	135,000	—

Total current liabilities	666,633	448,519
Long-term debt	725,000	725,000
Other non-current liabilities	116,052	113,804

Total liabilities	1,507,685	1,287,323
Stockholders’ equity	1,441,614	1,394,455

Total Liabilities and Stockholders’ Equity	$2,949,299	$2,681,778

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 26,	October 27,	October 26,	October 27,
	2013	2012	2013	2012
Consolidated Net Sales
Consumable and printed products	$707,578	$586,757	$1,309,788	$1,174,315
Equipment and software	212,634	206,920	416,516	433,962
Other	78,622	73,516	152,655	148,141

Total	$998,834	$867,193	$1,878,959	$1,756,418

Dental Supply
Consumable and printed products	$320,952	$315,377	$641,221	$625,533
Equipment and software	176,624	169,311	346,188	361,250
Other	65,476	64,461	129,876	129,758

Total	$563,052	$549,149	$1,117,285	$1,116,541

Veterinary Supply
Consumable and printed products	$291,923	$174,589	$480,124	$355,964
Equipment and software	9,573	7,164	17,636	14,378
Other	6,624	2,622	10,043	5,123

Total	$308,120	$184,375	$507,803	$375,465

Rehabilitation Supply
Consumable and printed products	$94,703	$96,791	$188,443	$192,818
Equipment and software	26,437	30,445	52,692	58,334
Other	6,522	6,433	12,736	13,260

Total	$127,662	$133,669	$253,871	$264,412

Other (Expense) Income, net
Interest income	$1,138	$842	$2,299	$2,341
Interest expense	(8,777)	(9,127)	(17,344)	(18,695)
Other	107	(167)	(1,611)	(989)

	$(7,532)	$(8,452)	$(16,656)	$(17,343)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 26,	October 27,
	2013	2012
Operating activities:
Net income	$87,920	$93,080
Depreciation & amortization	23,041	21,906
Stock-based compensation	2,168	7,456
ESOP compensation	11,400	11,400
Change in assets and liabilities, net of acquired	(31,375)	(642)

Net cash provided by operating activities	93,154	133,200
Investing activities:
Additions to property and equipment, net of disposals	(17,444)	(8,765)
Acquisitions and equity investments	(140,963)	(10,591)
Other investing activity	2,110	—

Net Cash used in investing activities	(156,297)	(19,356)
Financing activities:
Dividends paid	(48,388)	(29,346)
Share repurchases	(22,199)	(85,174)
Draw on revolver	135,000	—
Other financing activities	8,514	(69,733)

Net cash provided by (used in) financing activities	72,927	(184,253)
Effect of exchange rate changes on cash	1,046	(2,998)

Net increase (decrease) in cash and cash equivalents	$10,830	$(73,407)

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